WAIVER AND AMENDMENT No. 6, dated as of September 30, 1998, (this Amendment), to the Loan and Security Agreement, dated as of July 3, 1996 (as heretofore amended, supplemented or otherwise modified, the ("Agreement") among Trend-Lines, Inc. and Post Tool, Inc. (collectively, the "Borrowers") and BankArnerica Business Credit, Inc. (the Lender").


                                   WITNESSETH:


      WHEREAS, the Borrowers and the Lender are parties to the Agreement;

      WHEREAS, Borrowers have requested that Lender waive compliance with certain covenants and modify certain provisions of the Agreement and the Lender is willing to do so on the terms and conditions as hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

      1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the respective meanings ascribed thereto in the Agreement.

      2. Waiver. Lender waives compliance by the Borrowers with the provisions of Sections 10.22 and 10.27 for the period through the end of the second fiscal quarter of 1998.

      3. Amendments to the Agreement. The Agreement is hereby amended as follows:

           (a) The definition of Additional Availability Period in Section 1 of the Agreement is amended in its entirety to read as follows:

                  "Additional Availability Period" means the period from October 1, 1998 through December 31, 1998 and, thereafter, the period, if any, (a) commencing on the fourth Business Day after the delivery to the Lender of the certificate referred to in
                  Section 8.2(c) relating to the Interest Coverage Ratio which shows an Interest Coverage Ratio of greater than 2.5 to 1.0 for the period ending on the last day of the third fiscal quarter of 1998; and 2.5 to1.0 for any subsequent fiscal quarter period; and (b) ending on the earlier of (i) the occurrence of an Event of Default, (ii) the subsequent delivery to the Lender of the certificate referred to in
                  Section 8.2 (c) relating to the Interest Coverage Ratio which shows an Interest Coverage Ratio of less than or equal to 2.5 to 1 .0, or (iii) the subsequent failure of the Borrowers to deliver to Lender the certificate referred to in Section 8.2(c) relating to the Interest Coverage Ratio within the time required under such Section 8.2(c). At the end of any Additional Availability Period, any Additional Availability Loan outstanding shall be immediately repaid by the applicable Borrower. No Additional Availability Period shall commence during the continuance of an Event of Default. "


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            (b) Section 3.6 of the  Agreement is amended in its entirety to read as follows:

                  "Additional Availability Fee. Effective on January 1, 1999, if an Additional Availability Period is not in effect and the Borrowers have not repaid all outstanding Additional Availability Loans as required hereunder, the Borrowers shall pay Lender (i) a fee in the amount of $500,000, which shall be charged to Borrowers' loan account effective January 1, 1999 and (ii) a fee in the $50,000 on the first day of each month thereafter, until no Additional Availability Loans remain outstanding."

            (c) The definition of Borrowing Base in Section 1 of the Agreement is amended in its entirety to read as follows:

                  "Borrowing Base" means, with respect to either Borrower, (a) sixty-five percent (65%) of the value, at the lower of cost (on a first-in-first-out basis) or market, of all Eligible Inventory of such Borrower plus, (b) without duplication, 50% of undrawn face amount of Letters of Credit issued or caused to be issued by the Lender for the account of such Borrower for the purchase of goods which will become Eligible Inventory plus (c) during an Additional Availability Period, the Additional Availability of such Borrower.

              (d) The  following  representation  is added to the  Agreement  as
                  Section 9.29:

                  "9.29 Year 2000. On the basis of the Borrowers' review and assessment of its systems and equipment, Borrowers reasonably believe that the "Year 2000 problem" (that is, the inability of computers, as well as embedded microchips 'in non-computing devices, to perform properly date-sensitive functions with respect to certain dates prior to and after December 31,
                  1999), including costs of remediation, will not result in a material adverse change in the operations, business, properties, condition or Prospects (financial or otherwise) of Borrowers. Borrowers will be fully "Year 2000" compliant by September 30, 1999. "


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              (e) Section 10.20 of the Agreement is hereby amended by adding the following sentence to the end thereof:

                  "Notwithstanding the foregoing, Capital Expenditures for the six month period ending February 27, 1999 shall not exceed $6,000,000."

              (f) Section 10.22 of the Agreement is hereby amended to read in its entirety as follows:

                     "10.22 Interest Coverage Ratio. For the fiscal quarters indicated below, Trend-Lines on a consolidated basis shall maintain an Interest Coverage Ratio, determined as of the last day of such fiscal quarter, of not less than the amount set forth below:
                                                                           Ratio

                        Third Quarter           1998        1.80:1.00
                        Third and Fourth Quarter      1998        2.50:1.00
                        Three Quarters ending May 31,1999         2.50:1.00

                     Thereafter, Trend-Lines on a consolidated basis shall Maintain an Interest Coverage Ratio, determined as of the last day of each fiscal quarter set forth below for the preceding four fiscal quarters ending on such last day, of not less than the amount set forth below:

                        Second Quarter    1999              2.50:1.00"
                       and each fiscal quarter thereafter

              (g) The  following  representation  is added to the  Agreement  as
      Section 10.26:

                       "10.26 New Store Openings. Effective October 1, 1998, the Borrowers may only enter into new commitments to open, or in connection with opening, more than 10 new stores if daily average unused Availability for the 30 consecutive day period immediately prior to entering into any such commitment exceeds $5,000,000; provided, however, that
                       (i) a store relocated to a new location shall not be treated as a new store for purposes hereof and (ii) amounts not yet spent under commitments relating to new stores subject to this Section 10.26, shall be deducted in determining compliance with this Section 10.26."

              (h) Section 10.27 of the Agreement is hereby amended in its entirety to read as follows,

                       "10.27 Adjusted Tangible Net Worth. Trend-Lines on a consolidated basis shall maintain Adjusted Net Worth, determined as of the last day of each fiscal quarter indicated below, of not less than the following amounts:

                        3rd Fiscal Quarter            1998        $39,500,000
                        4th Fiscal Quarter            1998        $41,000,000
                        1st Fiscal Quarter            1999        $11,000,000
                        2nd Fiscal Quarter            1999        $41,000,000
                        3rd Fiscal Quarter            1999 and    $42,000,000"
                                                each fiscal
                                                quarter thereafter

      4. Additional Agreements and Undertakings of Borrowers.

           The Borrowers shall cooperate with Lender in the obtaining of participants in, or the syndication (at Lender's option), the Total Facility, including the execution and delivery of such additional documentation (or re-documentation) as may be required by Lender (or Agent, in the case of a syndication).

     5. Representations and Warranties. To induce Lender to enter into this Amendment, Borrowers hereby represent and warrant as follows, with the same effect as if such representations and Warranties were set forth in the
Agreement:

            (a) Each Borrower has the power and authority to enter into this Amendment and has taken all corporate action required to authorize its execution, delivery and performance of this Amendment. This Amendment has been duly executed and delivered by each Borrower and the Agreement, as amended hereby, constitutes the valid and binding obligation of Borrowers, enforceable against each Borrower in accordance with its terms. The execution, delivery, and performance of this Amendment and the Agreement, as amended hereby, by each Borrower, will not violate its respective certificate of incorporation or by-laws or any agreement or legal requirement binding on such Borrower.


            (b) On the date hereof and after giving effect to the terms of this Amendment, (i) the Agreement and the Other Loan Documents are in full force and effect and, to the extent that a Borrower is a party thereto, constitute its binding obligation, enforceable against it in accordance with their respective terms; (ii) no Default or Event of Default has occurred and is continuing (iii) no Borrower has any defense to or setoff, counterclaim or claim against payment of the Obligations and enforcement of the Loan Documents based upon a fact or circumstance existing or occurring on or prior to the date hereof.

        6. Limited Effect. Except as expressly waived or amended hereby, all of the covenants and provisions of the Agreement are and shall continue to be in full force and effect. Upon the effectiveness of this Amendment, each reference in the Agreement to "this Agreement", "hereunder", "hereof", 'herein" or words of like import and each reference in the other Loan Documents to the Agreement shall mean and be a reference to the Agreement as amended hereby.


        7. Conditions of Effectiveness. This Amendment shall become effective when and only when (i) this Amendment shall be executed by the Borrowers;
   (ii) the Lender shall have received such opinion of counsel, such other documents (including, without limitation, certified resolutions), and such evidence of filings, as the Lender shall request and (iii) the Borrowers shall have paid the Lender a fee of $100,000.

        8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUEDAND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

        9. Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts, each of which shall be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

                                          TREND-LINES, INC.

                                          By: /s/ Stanley D. Black
                                          Name: Stanley D. Black
                                          Title:  Chief Executive Officer

                                          POST TOOL, INC.

                                          By: /s/ Stanley D. Black
                                          Name: Stanley D. Black
                                          Title:  Chief Executive Officer


                                          BANKAMERICA BUSINESS CREDIT,
                                          INC.

                                          By: /s/ William J. Wilson
                                          Name: William J. Wilson
                                          Title: Senior Account Executive